Exhibit 99.4

To All Braun Employees:

        As you know, several months ago we engaged the services of Robert Baird & Co. to help us investigate and assess potential strategic growth options for Braun Consulting. From the outset, the goal of this effort has been to find a win-win solution for our employees, our clients, and our company: One that gives us the strength and resources we need to grow our business while also providing greater security and opportunity for our employees, and deeper capabilities for our clients. I am pleased to announce that we have concluded this process, and I believe we have achieved our goal on all fronts.

        Braun Consulting has agreed to be acquired by Fair Isaac, pending approval of Braun's shareholders. Fair Isaac is an $800 million (fiscal year '05 estimates), public company that has been in business since 1956. It was recently listed among the Fastest Growing 100 Tech Companies by Business 2.0 for the second straight year. Fair Isaac has built an extremely profitable franchise doing advanced predictive analytics for financial services, retail, and subscription-based businesses. Many consumers know Fair Isaac for its FICO® score, which is the standard measure of consumer credit risk. Fair Isaac is also the leading provider of credit card fraud prediction; whenever your credit card is swiped, its fraud potential is likely analyzed by Fair Isaac. The company has been so successful in its core businesses that it has achieved market leader status in credit scoring, account management, and fraud management.

        In recent years, Fair Isaac has been investing the fruits of its transaction analysis business into building a dynamic new professional services business. It has brought in senior people from Accenture and McKinsey with deep experience in strategy, process, and technology integration. The group has expanded from its heritage in financial analytics to offering integrated solutions in direct marketing, enterprise decision management, and customer management. It delivers end-to-end solutions, integrating strategy, business architecture, and technology implementation. Fair Isaac was interested not only in Braun's consulting delivery and account management expertise, but also in our deep industry experience in healthcare and retailing. Part of our vision going forward is to expand and strengthen the combined consulting business, while also leveraging Braun's industry expertise in developing innovative new analytic products.

        Following the acquisition, Braun will become the Precision Marketing Group of Fair Isaac's professional services organization. The Precision Marketing Group will encompass all of Braun's current practice groups and offices. In addition employees from Fair Isaac's database marketing competency will become part of our Group. I will transition from being CEO of Braun Consulting to leading the Precision Marketing Group. All of Braun's delivery and account groups will continue in their current roles (including BI, BSG, BT&A, eBusiness, ETG, ERP, and Healthcare). Together, we will shape and drive the development of the Group within Fair Isaac.

        As I mentioned at the outset, we believe our combined organization represents an important win for our employees, clients, and firm. Braun employees will have access to new resources and to some of the most advanced analytical capabilities in the industry, as well as a greatly expanded sales organization, client base, and thought capital. Clients will benefit from our expanded capabilities and the resources of our new parent. With Fair Isaac's brand strength and balance sheet, we will be better equipped than ever to penetrate and grow new clients.

        I realize that you may have many questions about the combined organization. We have scheduled meetings in each office today to answer your questions:

  Boston and New York - 5:30 p.m. EDT (4:30 CDT)
  Chicago, Dallas and Indianapolis - 5:30 p.m. CDT

        For those of you working remotely, you can dial into your office meeting at 866-364-8149, access code 571-9850. Remote and virtual employees should feel free to dial into whichever meeting is most convenient.

        We'll try to answer all of your questions. Please understand, though, that there are elements that are still being worked out. In addition, we will communicate regularly over the coming weeks to keep you updated.

        Because the acquisition is still pending approval by our shareholders, please consider this information proprietary and do not communicate it outside the company. Please refer all investor and media inquiries to Tom Schuler, 317.822.5681. Our expectation is that the acquisition will be completed within the next few weeks.

        I'm sure that each of you will want to take some time to understand the acquisition and our new organization. As you learn more about it, I hope you will be as excited as I am about the opportunities we will have to build on our great tradition as a firm, to grow our careers here, and to deliver greater value to our clients.

Steve

Availability of Proxy Statement

        All of the stockholders of Braun Consulting, Inc. should read the proxy statement concerning the acquisition by Fair Isaac that Braun will file with the SEC and mail to its stockholders. The proxy statement will contain important information that you should consider before making any decision regarding the acquisition. You will be able to obtain the proxy statement, as well as other filings containing information about Braun, without charge, at the SEC's web site located at www.sec.gov. Copies of the proxy statement and Braun's SEC filings that will be incorporated by reference in the proxy statement will also be obtainable, without charge, from Braun's web site at www.braunconsult.com or from Braun Consulting, Inc., 20 West Kinzie Street, Suite 1500, Chicago, Illinois 60610, Attention: Corporate Secretary.

Information Concerning Participants

        Braun, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Braun's shareholders to approve the acquisition by Fair Isaac. Please refer to Braun's definitive proxy statement when it becomes available for a discussion of all interests, direct or indirect, by security holdings or otherwise, of such persons in Braun.

Statement Concerning Forward-Looking Information

        Except for historical information contained herein, the statements contained in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk that the merger may not be consummated, risks regarding employee relations and other risks concerning Fair Isaac and Braun and their respective operations that are detailed in the periodic filings with the SEC of Fair Isaac and Braun, including their most recent filings on Form 10-K and Form 10-Q. Forward-looking statements should be considered with caution. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Fair Isaac's and Braun's results could differ materially from Fair Isaac's and Braun's expectations in these statements. Fair Isaac and Braun disclaim any intent or obligation to update these forward-looking statements.